SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 2)1
Northstar Neuroscience, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
66704V101
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)

[1] The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,740,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

1,740,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,740,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12	TYPE OF REPORTING PERSON

PN

Page 2 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Principals Fund, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		225,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

225,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

225,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.9%

12	TYPE OF REPORTING PERSON

OO

Page 3 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,965,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

1,965,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,965,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.5%

12	TYPE OF REPORTING PERSON

OO

Page 4 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Annex, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		290,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

290,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

290,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.1%

12	TYPE OF REPORTING PERSON

PN

Page 5 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Annex Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		290,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

290,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

290,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.1%

12	TYPE OF REPORTING PERSON

OO

Page 6 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund IV, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		79,675

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

79,675

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

79,675

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12	TYPE OF REPORTING PERSON

PN

Page 7 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		79,675

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

79,675

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

79,675

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12	TYPE OF REPORTING PERSON

OO

Page 8 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,334,675

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

2,334,675

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,334,675

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.9%

12	TYPE OF REPORTING PERSON

IN

Page 9 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12	TYPE OF REPORTING PERSON

IN

Page 10 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,334,675

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

2,334,675

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,334,675

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.9%

12	TYPE OF REPORTING PERSON

IN

Page 11 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) David J. Ladd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,255,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

2,255,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,255,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.6%

12	TYPE OF REPORTING PERSON

IN

Page 12 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Allen L. Morgan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,255,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

2,255,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,255,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.6%

12	TYPE OF REPORTING PERSON

IN

Page 13 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) F. Gibson Myers, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		79,675

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

79,675

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

79,675

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12	TYPE OF REPORTING PERSON

IN

Page 14 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,334,675

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

2,334,675

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,334,675

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.9%

12	TYPE OF REPORTING PERSON

IN

Page 15 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,334,675

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

2,334,675

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,334,675

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.9%

12	TYPE OF REPORTING PERSON

IN

Page 16 of 25 pages.

CUSIP No.	66704V101	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Robert T. Vasan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,255,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

2,255,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,255,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.6%

12	TYPE OF REPORTING PERSON

IN

Page 17 of 25 pages.

Item 1.
(a)	Name of Issuer:
Northstar Neuroscience, Inc.
(b)	Address of Issuer’s Principal Executive Offices:
2401 Fourth Avenue, Suite 300
Seattle, WA 98121
Item 2.
(a)	Name of Persons Filing:
Mayfield X, a Delaware Limited Partnership
Mayfield Principals Fund, L.L.C.
Mayfield X Management, L.L.C.
Mayfield X Annex, a Delaware Limited Partnership
Mayfield X Annex Management, L.L.C.
Mayfield Associates Fund IV, a Delaware Limited Partnership
Mayfield IX Management, L.L.C.
Yogen K. Dalal
Kevin A. Fong
A. Grant Heidrich, III
David J. Ladd
Allen L. Morgan
F. Gibson Myers, Jr.
William D. Unger
Wendell G. Van Auken, III
Robert T. Vasan
(b)	Address of Principal Business Office:
c/o Mayfield Fund
2800 Sand Hill Road, Suite 250
Menlo Park, CA 94025
(c)	Citizenship:
Mayfield X, a Delaware Limited Partnership, Mayfield X Annex, a Delaware Limited Partnership and Mayfield Associates Fund IV, a Delaware Limited Partnership, are Delaware limited partnerships.
Mayfield Principals Fund, L.L.C., Mayfield X Management, L.L.C., Mayfield X Annex Management, L.L.C. and Mayfield IX Management, L.L.C. are Delaware limited liability companies.
The individuals listed in Item 2(a) are U.S. citizens.

Page 18 of 25 pages.

(d)	Title of Class of Securities:

Common Stock
(e)	CUSIP Number:

66704V101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-17 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 19 of 25 pages.

SIGNATURES
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2009

MAYFIELD X, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND, L.L.C.
By:	Mayfield X Management, L.L.C.
Its Managing Director

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X ANNEX, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield X Annex Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X ANNEX MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

Page 20 of 25 pages.

MAYFIELD ASSOCIATES FUND IV, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD IX MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

YOGEN K. DALAL
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

/s/ Kevin A. Fong
KEVIN A. FONG

A. GRANT HEIDRICH, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

DAVID J. LADD
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ALLEN L. MORGAN
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 21 of 25 pages.

WILLIAM D. UNGER
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ROBERT T. VASAN
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 22 of 25 pages.

EXHIBIT INDEX

Exhibit 1	-	“JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 14, 2008.

Exhibit 2	-	“POWERS OF ATTORNEY” are hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 14, 2008.

Exhibit 3	-	OWNERSHIP SUMMARY

Page 23 of 25 pages.

EXHIBIT 3

	Number of				Percent of Class
	Shares		Number of Shares		Beneficially
Name of Reporting Person	(Direct)		(Indirect)		Owned(1)
Mayfield X, a Delaware Limited Partnership	1,740,000	(2)	-0-		6.7%
Mayfield Principals Fund, L.L.C.	225,000	(3)	-0-		0.9%
Mayfield X Management, L.L.C.	-0-		1,965,000	(2)(3)	7.5%
Mayfield X Annex, a Delaware Limited Partnership	290,000	(4)	-0-		1.1%
Mayfield X Annex Management, L.L.C.	-0-		290,000	(4)	1.1%
Mayfield Associates Fund IV, a Delaware Limited Partnership	79,675	(5)	-0-		0.3%
Mayfield IX Management, L.L.C.	-0-		79,675	(5)	0.3%
Yogen K. Dalal	-0-		2,334,675	(6)(7)	8.9%
Kevin A. Fong	-0-		-0-	(8)	0.0%
A. Grant Heidrich, III	-0-		2,334,675	(6)(7)	8.9%
David J. Ladd	-0-		2,255,000	(6)	8.6%
Allen L. Morgan	-0-		2,255,000	(6)	8.6%
F. Gibson Myers, Jr.	-0-		79,675	(7)	0.3%
William D. Unger	-0-		2,334,675	(6)(7)	8.9%
Wendell G. Van Auken, III	-0-		2,334,675	(6)(7)	8.9%
Robert T. Vasan	-0-		2,255,000	(6)	8.6%
Total	2,334,675				8.9%

(1)	The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as of October 31, 2008, as reported in the Issuer’s Form 10-Q for the period ended September 30, 2008. Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are or may be deemed to be beneficially owned by any other individual Reporting Person in his or her individual capacity.

(2)	Represents shares held directly by Mayfield X, a Delaware Limited Partnership (“Mayfield X”), of which Mayfield X Management, L.L.C. (“Mayfield X Management”) is the sole General Partner.

(3)	Represents shares held directly by Mayfield Principals Fund, L.L.C. (“Mayfield Principals Fund”) of which Mayfield X Management is the sole Managing Director.

(4)	Represents shares held directly by Mayfield X Annex, a Delaware Limited Partnership (“Mayfield X Annex”), of which Mayfield X Annex Management, L.L.C. (“Mayfield X Annex Management”) is the sole General Partner.

(5)	Represents shares held directly by Mayfield Associates Fund IV, a Delaware Limited Partnership (“Mayfield Associates IV”), of which Mayfield IX Management, L.L.C. (“Mayfield IX Management”) is the sole General Partner.

Page 24 of 25 pages.

(6)	Includes shares held directly by Mayfield X, Mayfield Principals Fund and Mayfield X Annex. Yogen K. Dalal, A. Grant Heidrich, III, David J. Ladd, Allen L. Morgan, William D. Unger, Wendell G. Van Auken, III and Robert T. Vasan are (a) Managing Directors of Mayfield X Management, which is the sole general partner of Mayfield X and sole managing director of Mayfield Principals Fund and (b) Managing Directors of Mayfield X Annex Management, which is the sole general partner of Mayfield X Annex. In such capacities, Messrs. Dalal, Heidrich, Ladd, Morgan, Unger, Van Auken and Vasan may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield X, Mayfield Principals Fund and Mayfield X Annex, but each disclaims such beneficial ownership.

(7)	Includes shares held directly by Mayfield Associates IV. Yogen K. Dalal, A. Grant Heidrich, III, F. Gibson Myers, Jr., William D. Unger and Wendell G. Van Auken, III are Managing Directors of Mayfield IX Management, which is the sole general partner of Mayfield Associates IV. In such capacities, Messrs. Dalal, Heidrich, Myers, Unger and Van Auken may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield Associates IV, but each disclaims such beneficial ownership.

(8)	Effective February 8, 2008, Mr. Fong ceased to be a Managing Director of Mayfield IX Management, Mayfield X Management and Mayfield X Annex Management.

Page 25 of 25 pages.